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                                                                     EXHIBIT 5.1


                                                                   April 6, 2000


North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, CA  91311

Ladies & Gentlemen:

         We have acted as counsel for North American Scientific, Inc. (the "Company") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and proposed registration of 300,000 shares of the Company's common stock, $.01 par value ("Common Stock"), under the terms of the Company's 2000 Employee Stock Purchase Plan (the "Stock Purchase Plan"), described in the Registration Statement.

         In arriving at this opinion, we have examined the Company's Certificate of Incorporation and all amendments thereto, its Bylaws, as amended, the records of the corporate proceedings of the Company authorizing the issuance and sale of the shares of Common Stock covered by the Registration Statement, the Stock Purchase Plan and such other instruments and documents as we have deemed appropriate.

         Based upon the foregoing, we are of the opinion that said shares of Common Stock are duly authorized, and upon delivery of same to the participants under the Stock Purchase Plan against payment therefor upon the terms set forth in the Stock Purchase Plan, said shares of Common Stock will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement.


                                Very truly yours,


                                D'ANCONA & PFLAUM LLC


                                By: /s/ Steve Curtis
                                   -------------------------
                                   Steve Curtis, Member